Exhibit 99.1

Contact Information:

CCG Elite Investor Relations
Crocker Coulson, President
Leslie J. Richardson
(310) 231-8600
Crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Agritech Announces $15 Million Private Placement Financing

Beijing, China - June 29, 2007 - China Agritech, Inc., a Delaware corporation, (OTC Bulletin Board: CAGC.OB) (“China Agritech”), a leading liquid fertilizer manufacturer in China, announced that it has entered into an agreement with certain accredited investors for the private placement of 5,556,000 shares of common stock at a purchase price of $2.70 per share, for anticipated gross proceeds of approximately $15.0 million. The private placement is expected to close early next week.

In connection with the private placement financing,1,124,564 shares of China Agritech’s common stock which are beneficially owned by the company’s Chairman, President and Chief Executive Officer, Mr. Yu Chang, have been placed into an escrow account as part of a "make good” obligation. The “make good” provision stipulates that in the event that China Agritech’s after-tax net income for fiscal year 2007 is less than $8.35 million, the escrowed shares will be distributed pro-rata to investors who participated in the private placement. If China Agritech’s after-tax net income for the fiscal year 2007 exceeds $8.35 million, the escrowed shares will be returned to Mr. Chang.

China Agritech intends to use the majority of the proceeds to add organic granular fertilizer to its product lines and construct a granular fertilizer line in each of its new factories, located in Hebei, Anhui, Chongqing and Xinjiang. China Agritech will use approximately $6.0 million for the purchase and installation of new equipment, approximately $3.0 million for the initial purchase of raw materials and the balance will be used for working capital and financing expenses.

“Sustainable agriculture is a top priority for the People’s Republic of China. The Chinese government is encouraging farmers to use more “green” or 100% organic cultivating methods which now account for about a fifth of China’s agriculture,” commented Mr. Yu Chang, Chairman, President and CEO of China Agritech. “With this additional capital, we intend to take advantage of this trend by expanding our production capabilities, marketing efforts and recently established distribution network to include organic granular fertilizer.”

For more detailed information on the financing referred to in this release, reference is made to the Company’s Form 8-K filing with the Securities and Exchange Commission and related Exhibits thereto.

The common stock referred to in this release has not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirement. The company has agreed to file a registration statement covering resale of the common stock by investors. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About China Agritech Inc.

China Agritech is headquartered in Beijing, China and is engaged in the development, manufacturing, sale and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The company has developed proprietary formulas that provide a continuous supply of highóquality agricultural products while maintaining soil fertility. The company sells it products to farmers located in twelve provinces of China including: Heilongjiang, Hebei, Liaoning, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou. For more information visit www.chinaagritechinc.com.

Safe Harbor Statement
The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are made in reliance on the safe harbor provisions contained therein. Such forward-looking statements include, without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements such as the inability to protect the proprietary formula, the price of raw materials, any liabilities from unknown harmful effects of the product, and adverse weather conditions and other important factors described in the Company's Form 10-K for the fiscal year ended December 31, 2006 in the section entitled "Risk Factors". The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

# # #